Exhibit 99.1

Main Street Announces Fourth Quarter And Full Year 2015 Financial Results

Fourth Quarter 2015 Distributable Net Investment Income of $0.60 Per Share

Full Year 2015 Distributable Net Investment Income Increased to $2.31 Per Share

Increased Net Asset Value to $21.24 Per Share During 2015

HOUSTON, Feb. 25, 2016 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Highlights

  Distributable net investment income of $30.2 million (or $0.60 per share) (1)
  Net investment income of $28.5 million (or $0.57 per share)
  Total investment income of $43.5 million, representing a 12% increase from the fourth quarter of 2014
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.4%
  Paid semi-annual supplemental cash dividend totaling $0.275 per share in December 2015
  Completed $35.9 million in total lower middle market ("LMM") portfolio investments, including investments totaling $24.0 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net decrease of $9.7 million in total LMM portfolio investments
  Net decrease of $58.7 million in middle market portfolio investments
  Net decrease of $5.4 million in private loan portfolio investments
  Amended our long-term revolving credit facility ("Credit Facility") to decrease the interest rate, extend the final maturity by one year to September 2020, change the total commitments to $555.0 million and increase the amount of unsecured debt we are permitted to incur, providing us additional financial flexibility in our capital structure

Full Year 2015 Highlights

  Distributable net investment income of $113.3 million (or $2.31 per share) (1)
  Net investment income of $107.1 million (or $2.18 per share)
  Total investment income of $164.6 million, representing a 17% increase from 2014
  Maintained industry leading Operating Expense to Assets Ratio of 1.4%
  Paid regular monthly dividends totaling $2.10 per share, representing a 5.3% increase compared to $1.995 per share for 2014
  Paid supplemental cash dividends totaling $0.55 per share, unchanged from the prior year
  Net increase in net assets resulting from operations of $104.4 million (or $2.13 per share)
  Net asset value of $21.24 per share at December 31, 2015, representing an increase of $0.39 per share, or 2%, compared to $20.85 per share at December 31, 2014, or an increase of $0.94 per share, or 5%, after excluding the effect of the supplemental dividends paid in 2015
  Completed $158.2 million in total LMM portfolio investments, including investments totaling $121.9 million in seven new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $80.7 million in total LMM portfolio investments
  Net increase of $75.2 million in middle market portfolio investments
  Net increase of $41.8 million in private loan portfolio investments
  Completed an underwritten public offering of shares of common stock at 149% of the then latest reported net asset value per share for approximately $127.8 million in total net proceeds

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased that in the fourth quarter of 2015 we increased our total investment income and our distributable net investment income per share on a sequential basis over the third quarter of 2015. As a result of our performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by over 11%. In addition, during 2015 our full year total distributable net investment income exceeded our regular monthly dividends paid for the year by 10%, we maintained our supplemental dividends at $0.55 per share and we maintained our track record of never having paid a distribution that represented a return of capital. Our 2015 performance highlights the benefits of our diversified portfolio, differentiated investment strategy and efficient operating structure."

Fourth Quarter 2015 Operating Results

The following table provides a summary of our Operating Results for the fourth quarter of 2015:

	Three Months Ended December 31,
	2015	2014	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 34,323	$ 29,028	$ 5,295	18%
Dividend income	6,913	6,824	89	1%
Fee income	2,117	2,638	(521)	(20%)
Income from marketable securities and idle funds	140	267	(127)	(48%)
Total investment income	$ 43,493	$ 38,757	$ 4,736	12%

Distributable net investment income (1)	$ 30,189	$ 27,510	$ 2,679	10%
Distributable net investment income per share (1)	0.60	0.61	(0.01)	(2%)

Net increase in net assets resulting from operations	$ 7,543	$ 21,991	$ (14,448)	(66%)
Net increase in net assets resulting from operations per share	0.15	0.49	(0.34)	(69%)

The $4.7 million increase in total investment income in the fourth quarter of 2015 from the comparable period of the prior year was principally attributable to a $5.3 million increase in interest income primarily from higher average levels of portfolio debt investments, partially offset by a $0.5 million decrease in fee income. The increase in total investment income includes a $0.2 million net decrease in investment income related to accelerated prepayment and repricing activity and other one-time fees for certain investment portfolio debt investments and a decrease of $0.7 million related to dividend income activity from portfolio companies that is considered to be less consistent on a recurring basis during the current period, in both cases when compared to the same period in the prior year.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $13.3 million in the fourth quarter of 2015 from $11.2 million for the corresponding period of 2014. This comparable period increase in cash operating expenses was principally attributable to (i) a $1.5 million increase in interest expense, primarily as a result of the issuance of our 4.50% Notes due 2019 (the "4.50% Notes") in November 2014 and the higher average balance outstanding on the Credit Facility in the fourth quarter of 2015, (ii) a $0.6 million increase in compensation expense related to increases in the number of personnel, base compensation levels and incentive compensation accruals and (iii) a $0.5 million increase in other general and administrative expenses. These operating expense increases were partially offset by a $0.5 million increase in the expenses charged to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), for services provided to the External Investment Manager. Our Operating Expense to Assets Ratio was 1.4% on an annualized basis for the fourth quarters of 2015 and 2014, which is consistent with the ratio for the years ended December 31, 2015 and 2014.

The $2.7 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above. (1) Distributable net investment income on a per share basis for the fourth quarter of 2015 reflects (i) a decrease of approximately $0.02 per share from the comparable period in 2014 attributable to the net decrease in the comparable levels of accelerated prepayment and repricing activity for certain investment portfolio debt investments and to the decrease in dividend income from portfolio companies that is considered to be less consistent on a recurring basis during the current period, both as discussed above, and (ii) a greater number of average shares outstanding compared to the corresponding period in 2014 primarily due to the March 2015 equity offering, shares issued through offerings under our at-the-market, or ATM, program and shares issued pursuant to our dividend reinvestment plan.

The $14.4 million decrease in the net increase in net assets resulting from operations was primarily the result of a (i) $24.7 million change in the net realized gain (loss) from investments from a net realized gain of $12.4 million during the fourth quarter of 2014 to a net realized loss of $12.3 million for the fourth quarter of 2015, (ii) a increase in share-based compensation expense of $0.5 million and (iii) a $0.4 million decrease in the income tax benefit from the prior year period to $1.7 million for the fourth quarter of 2015, partially offset by (i) a $2.7 million increase in distributable net investment income as discussed above and (ii) an $8.5 million improvement in the net change in unrealized appreciation (depreciation) to net unrealized depreciation of $10.4 million for the fourth quarter of 2015. The net realized loss of $12.3 million for the fourth quarter of 2015 was primarily the result of realized losses on (i) the restructure of a private loan investment of $7.8 million and (ii) the exit of an LMM investment of $3.9 million.

The following table provides a summary of the total net unrealized depreciation of $10.4 million for the fourth quarter of 2015:

	Three Months Ended December 31, 2015
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due
to net realized gains/losses recognized during period	$ 3.5	$ (0.4)	$ 5.8	$ -	$ 8.9
Net change in unrealized appreciation (depreciation) relating to portfolio investments	10.9	(24.2)	(5.2)	(1.0)	(19.5)
Total net change in unrealized appreciation (depreciation) relating to portfolio investments	$ 14.4	$ (24.6)	$ 0.6	$ (1.0)	$ (10.6)

Net change in unrealized appreciation relating to marketable securities					0.3
Unrealized depreciation relating to SBIC debentures (c)					(0.1)
Total net change in unrealized appreciation (depreciation)					$ (10.4)

(a)	LMM includes unrealized appreciation on 18 LMM portfolio investments and unrealized depreciation on 17 LMM portfolio investments.
(b)	Other includes $5.0 million of unrealized depreciation relating to the External Investment Manager offset by $4.0 million of net unrealized appreciation relating to the Other Portfolio.
(c)	Relates to unrealized depreciation on the SBIC debentures held by our wholly-owned subsidiary Main Street Capital II, LP ("MSC II") which are accounted for on a fair value basis.

The income tax benefit for the fourth quarter of 2015 of $1.7 million principally consisted of a deferred tax benefit of $3.1 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in net operating loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book tax differences, partially offset by other current taxes of $1.4 million, which is primarily related to a $0.9 million provision for U.S. federal income, state and other taxes and $0.5 million in excise taxes.

Liquidity and Capital Resources

As of December 31, 2015, we had $20.3 million in cash and cash equivalents, $3.7 million in marketable securities and idle funds investments and $264.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of December 31, 2015 are as follows:

  Our Credit Facility included $555.0 million in total commitments from a diversified group of fourteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility up to $750.0 million.
  $291.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 2.1%.
  $225.0 million of outstanding SBIC debentures through our two wholly owned SBIC subsidiaries.  These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted average annual fixed interest rate of approximately 4.2% as of December 31, 2015 and mature ten years from original issuance.  The first maturity related to our SBIC debentures does not occur until 2017, and the remaining weighted average duration was approximately 5.6 years as of December 31, 2015.
  $175.0 million of five year 4.50% Notes outstanding that bear interest at a rate of 4.50% per year. The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make whole provisions.
  $90.7 million of ten year 6.125% Notes outstanding that bear interest of 6.125% per year (the "6.125% Notes").  The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018.  The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,070.9 million, or $21.24 per share.

Investment Portfolio Information as of December 31, 2015 (2)

The following table provides a summary of our investments in our LMM portfolio, middle market portfolio and private loan portfolio as of December 31, 2015:

	As of December 31, 2015
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	71	86	40
Fair value	$ 862.7	$ 586.9	$ 248.3
Cost	$ 685.6	$ 637.2	$ 268.6
% of portfolio at cost - debt	70.4%	98.3%	94.3%
% of portfolio at cost - equity	29.6%	1.7%	5.7%
% of debt investments at cost secured by first priority lien	91.8%	86.6%	87.3%
Weighted-average annual effective yield (b)	12.2%	8.0%	9.5%
Average EBITDA (c)	$ 6.0	$ 98.8	$ 13.1

(a)	We had equity ownership in 96% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 36%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost as of December 31, 2015, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including five LMM portfolio companies, three middle market portfolio companies and six private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 204% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.3 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.3 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.4 to 1.0 and 2.9 to 1.0, respectively. (2) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of December 31, 2015.

As of December 31, 2015, we had other portfolio investments in ten companies, collectively totaling approximately $74.8 million in fair value and approximately $75.2 million in cost basis, which comprised approximately 4.2% of our investment portfolio at fair value.

As of December 31, 2015, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $27.3 million, which comprised 1.5% of our investment portfolio at fair value.

As of December 31, 2015, we had six investments on non-accrual status, which comprised approximately 0.4% of the total investment portfolio at fair value and 3.7% of its cost. Our total portfolio investments at fair value were approximately 108% of the related cost basis as of December 31, 2015.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-publicly traded business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the fourth quarter of 2015, the External Investment Manager generated $2.3 million of fee income from this relationship, and HMS Income ended the fourth quarter of 2015 with approximately $900 million of total assets. The relationship with HMS Income benefited our net investment income by $1.9 million in the fourth quarter of 2015 through a $1.2 million reduction of our operating expenses for expenses we charged to the External Investment Manager for services we provided to the External Investment Manager and $0.7 million of dividend income from the External Investment Manager.

Fourth Quarter and Full Year 2015 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, February 26, 2016 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2015 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 4, 2016 and may be accessed by dialing 201-612-7415 and using the passcode 13629467#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Fourth Quarter 2015 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard - Lascar Associates
Ken Dennard / ken@dennardlascar.com
Jenny Zhou / jzhou@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 13,568	$ 10,574	$ 49,832	$ 40,122
Affiliate investments	7,338	7,739	27,200	26,151
Non-Control/Non-Affiliate investments	22,447	20,177	86,571	73,666
Interest, fee and dividend income	43,353	38,490	163,603	139,939
Interest, fee and dividend income from marketable
securities and idle funds investments	140	267	986	824
Total investment income	43,493	38,757	164,589	140,763
EXPENSES:
Interest	(8,360)	(6,876)	(32,115)	(23,589)
Compensation	(3,796)	(3,222)	(14,852)	(12,337)
General and administrative	(2,350)	(1,854)	(8,621)	(7,134)
Share-based compensation	(1,669)	(1,181)	(6,262)	(4,215)
Expenses charged to the External Investment Manager	1,202	705	4,335	2,048
Total expenses	(14,973)	(12,428)	(57,515)	(45,227)
NET INVESTMENT INCOME	28,520	26,329	107,074	95,536

NET REALIZED GAIN (LOSS):
Control investments	(3,906)	(10)	(582)	(10)
Affiliate investments	-	3,860	5,827	12,019
Non-Control/Non-Affiliate investments	(8,311)	8,623	(25,147)	11,257
Marketable securities and idle funds investments	(62)	(57)	(1,414)	(60)
Total net realized gain (loss)	(12,279)	12,416	(21,316)	23,206

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	(10,668)	(17,843)	11,048	(824)
Marketable securities and idle funds investments	344	(873)	(177)	48
SBIC debentures	(56)	(152)	(879)	(10,931)
Total net change in unrealized appreciation (depreciation)	(10,380)	(18,868)	9,992	(11,707)

INCOME TAXES:
Federal and state income, excise and other taxes	(1,418)	(1,255)	(2,964)	(3,013)
Deferred taxes	3,100	3,369	11,651	(3,274)
Income tax benefit (provision)	1,682	2,114	8,687	(6,287)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 7,543	$ 21,991	$ 104,437	$ 100,748

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.57	$ 0.59	$ 2.18	$ 2.20
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.15	$ 0.49	$ 2.13	$ 2.31

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.540	$ 0.510	$ 2.100	$ 1.995
Supplemental dividends	0.275	0.275	0.550	0.550
Total dividends	$ 0.815	$ 0.785	$ 2.650	$ 2.545

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	50,229,465	44,992,123	49,071,492	43,522,397

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	December 31, 2015	December 31, 2014
ASSETS

Portfolio investments at fair value:
Control investments	$ 555,011	$ 469,846
Affiliate investments	350,519	278,675
Non-Control/Non-Affiliate investments	894,466	814,809
Total portfolio investments	1,799,996	1,563,330
Marketable securities and idle funds investments	3,693	9,067

Total investments	1,803,689	1,572,397

Cash and cash equivalents	20,331	60,432
Interest receivable and other assets	27,737	23,273
Receivable for securities sold	9,901	23,133
Deferred financing costs, net	13,267	14,550
Deferred tax asset, net	4,003	-

Total assets	$ 1,878,928	$ 1,693,785

LIABILITIES

Credit facility	$ 291,000	$ 218,000
SBIC debentures	223,660	222,781
4.50% Notes	175,000	175,000
6.125% Notes	90,738	90,823
Dividend payable	9,074	7,663
Interest payable	3,959	4,848
Accounts payable and other liabilities	12,292	10,701
Payable for securities purchased	2,311	14,773
Deferred tax liability, net	-	9,214

Total liabilities	808,034	753,803

NET ASSETS

Common stock	504	451
Additional paid-in capital	1,011,467	853,606
Accumulated net investment income, net of cumulative dividends	7,181	23,665
Accumulated net realized gain from investments, net of cumulative dividends	(49,653)	(20,456)
Net unrealized appreciation, net of income taxes	101,395	82,716

Total net assets	1,070,894	939,982

Total liabilities and net assets	$ 1,878,928	$ 1,693,785

NET ASSET VALUE PER SHARE	$ 21.24	$ 20.85

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net investment income	$ 28,520	$ 26,329	$ 107,074	$ 95,536
Share-based compensation expense	1,669	1,181	6,262	4,215
Distributable net investment income (1)	$ 30,189	$ 27,510	$ 113,336	$ 99,751

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.60	$ 0.61	$ 2.31	$ 2.29

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.